Press Release                                                             FOR IMMEDIATE RELEASE
                                      Contact: Laura Lee Stewart, President and CEO
                                          Telephone: (206) 448-0884 - ext. 306

SOUND FINANCIAL, INC.
COMPLETES INITIAL STOCK OFFERING

Seattle, Washington - (January 8, 2008)  Laura Lee Stewart, President and Chief Executive Officer of Sound Community Bank, headquartered in Seattle, Washington, announced today that Sound Financial, Inc., the newly-formed mid-tier holding company of Sound Community Bank, has completed its initial stock offering as part of Sound Community Bank's reorganization to the mutual holding company structure.

Sound Financial, Inc. sold 1,297,148 shares of common stock to investors at $10.00 per share in a subscription offering.  Those shares constitute 44% of the outstanding shares of common stock of Sound Financial, Inc.  In connection with the closing of the offering on January 8, 2008, Sound Financial, Inc. also issued 29,480 shares of common stock to Sound Community Foundation, a charitable foundation created by Sound Community Bank in connection with the mutual holding company reorganization and subscription offering.  The remaining 1,621,435 shares of common stock of Sound Financial, Inc. outstanding were issued in accordance with federal law to Sound Community MHC, a federal mutual holding company.

The shares of Sound Financial, Inc. are expected to be traded on the Over-the-Counter Electronic Bulletin Board under the symbol "SNFL" beginning January 9, 2008.  The subscription offering was managed by Keefe, Bruyette, & Woods, Inc.  Silver, Freedman & Taff, L.L.P. acted as special counsel to Sound Financial, Inc. and Sound Community Bank.

Laura Lee Stewart, President and Chief Executive Officer said: “The Board of Directors, officers and employees of Sound Financial, Inc. and Sound Community Bank are grateful for our customers’ support for the offering.  We all pledge our best efforts toward the opportunities ahead and look forward to serving the needs of our customers and shareholders.”

Sound Community Bank was originally founded as a credit union and converted to a federal mutual savings bank in 2003.  The community-oriented financial institution currently operates five full-service retail offices in Clallam, King, Pierce and Snohomish counties in Washington.  At September 30, 2007, Sound Financial, Inc. reported assets of $237.0 million, deposits of $197.0 million and equity of $16.1 million in its Form 10-QSB.

Except for historical information contained herein, the matters contained in this news release and other information in the Sound Financial, Inc.’s SEC filings, may express "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts.   Factors which could have a material adverse effect on our operations include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.  Readers are cautioned not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events.  Actual results, accordingly, may differ materially from management expectations.  Sound Financial, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements